EXHIBIT A
                      JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto, and any filing on Schedule 13D relating to the same investment) with respect to the shares of common stock, par value $0.01 per share, of Suburban Lodges of America, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Dated:  April 19, 2002.


KORSANT PARTNERS LIMITED PARTNERSHIP


By:  /s/ Philip Korsant
--------------------------------
Name:   Philip Korsant
Title:  General Partner


LUSMAN INVESTMENT PARTNERS


By:  /s/ Paul Lusman
--------------------------------
Name:   Paul Lusman
Title:  General Partner